Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors
HomeTrust Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statements No. 333-182635, 333-186666 and 333-210167 on Forms S-8 of HomeTrust Bancshares, Inc. and Subsidiary, of our report dated September 13, 2016, with respect to the consolidated balance sheets of HomeTrust Bancshares, Inc. and subsidiary as of June 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2016, which report appears in HomeTrust Bancshares, Inc. and Subsidiary’s 2016 Annual Report on Form 10-K.
/s/ DIXON HUGHES GOODMAN LLP

Asheville, North Carolina
September 13, 2016